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                                                                 EXHIBIT (g).3

                                SUBCUSTODIAN AGREEMENT

         SUBCUSTODIAN AGREEMENT dated as of August 1, 1992, between First Bank National Association, herein after called the Custodian, and First Trust National Association, herein after called the Subcustodian.

         WITNESSETH: That

         WHEREAS, the Custodian has entered into (i) a Custody Agreement dated as of July 16, 1992 (the "Worldwide Custody Agreement"), with Fortis Worldwide Portfolios, Inc. ("Fortis Worldwide"), a Minnesota corporation, pursuant to which the Custodian has been employed as the custodian of certain assets of Fortis Worldwide and (ii) a Custody Agreement (the "Series Custody Agreement") dated as of March 21, 1992, with Fortis Series Fund, Inc. ("Fortis Series"), a Minnesota corporation, pursuant to which the Custodian has been employed as custodian of certain assets of Fortis Series;

         WHEREAS, the Subcustodian has entered into a custodian agreement dated as of July 1, 1992, between Bankers Trust Company ("Bankers Trust") for the purpose of providing global custody service for the customers of the Subcustodian; and

         WHEREAS, the Custodian has employed the Subcustodian as subcustodian for domestic securities and desires to employ the Subcustodian as subcustodian for foreign securities and use the global custody network provided through Bankers Trust with respect to the Worldwide Custody Agreement and the Series Custody Agreement; and

         WHEREAS, the Custodian desires to provide for the employment of the Subcustodian as subcustodian and the use of the global custody network provided through Bankers Trust with respect to other custody agreements it may enter into from time to time with other investment companies advised by Fortis Advisers, Inc., provided that such other investment companies consent in writing to the employment of the Subcustodian pursuant to this Subcustodian Agreement (such consenting other investment companies together with Fortis Worldwide and Fortis Series are sometimes referred to herein collectively as the "Fortis Funds" and such respective other custody agreements together with the Worldwide Custody Agreement and the Series Custody Agreement are sometimes referred to herein collectively as the "Fortis Custody Agreements").

         NOW, THEREFORE, in consideration of the premises, the Custodian and the Subcustodian hereby agree as follows:

         1. The Subcustodian shall act as subcustodian with respect to the Fortis Custody Agreements and, in its subcustodian capacity, perform such duties and obligations of the Custodian under the Fortis Custody Agreements as may be agreed upon from time to time by the Subcustodian and the Custodian.

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         2.   The Custodian hereby represents and warrants to each of the
Fortis Funds that this Subcustodian Agreement will not reduce the Custodian's obligations or reduce or adversely affect the rights of the Fortis Funds under the respective Fortis Custody Agreements.

         3.   The Custodian shall:

         (a) Compensate the Subcustodian as set forth in the applicable Services Agreement between the Custodian and the Subcustodian.

         (b) Indemnify and hold the Subcustodian harmless from and against any and all actions or causes of action, claims, demands, liabilities, losses, damages or expenses of whatsoever kind and nature, including, but not limited to, reasonable attorneys' and accountant's fees and expenses, which it may at any time sustain or incur in connection with its good faith performance of each of the Fortis Custody Agreements and this Subcustodian Agreement and instructions from the Custodian with respect thereto and of the respective Fortis Fund with respect to the applicable Fortis Custody Agreement

         4. Without limitation of the Custodian's remedies, the Subcustodian shall indemnify and hold the Custodian harmless from and against all losses, damages and expenses suffered by the Custodian by reason of the Subcustodian's gross negligence or willful misconduct in connection with this Subcustodian Agreement and the transactions contemplated hereby.

         5. The Subcustodian may not assign its obligations under this Subcustodian Agreement or employ additional subcustodians for foreign securities with respect to the Fortis Custody Agreements without the written consent of the Custodian and of the respective Fortis Fund with respect to the applicable Fortis Custody Agreement. If any one of the Fortis Funds consents to any such assignment or employment, such assignment or employment shall be effective with respect to such consenting Fortis Fund whether or not the other Fortis Funds have consented to such assignment or employment. The Custodian shall provide to the Fortis Funds advance written notice of any new or additional domestic subcustodians for domestic securities selected by the Custodian or the Subcustodian with respect to the Fortis Funds.

         6. Either party may terminate this Subcustodian Agreement upon written notice to the other.

         7. This Subcustodian Agreement may be modified, amended or supplemented at any time and from time to time by instrument in writing executed by the parties, provided that the respective Fortis Fund with respect to the applicable Fortis Custody Agreement consents thereto in writing. If any one of the Fortis Funds consents to any such modification, amendment or supplement, such modification, amendment or supplement shall be effective with respect to such consenting Fortis Fund whether or not the other Fortis Funds have consented to

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such assignment or employment.

         IN WITNESS WHEREOF, each of the parties has caused this Subcustodian Agreement to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the 1st day of August, 1992.

Attest:                                     FIRST BANK NATIONAL ASSOCIATION



 /s/ Christine A. Garrick                   By    /s/ R.J. Tait
------------------------------                -------------------------------
Title:   Trust Officer                      Title:  Assistant Vice President

Attest:                                     FIRST TRUST NATIONAL ASSOCIATION



 /s/ Elizabeth Becker                       By    /s/ Robert Spies
------------------------------                -------------------------------
Title:  Secretary                           Title:  Vice President


Consented and Agreed to:

FORTIS WORLDWIDE PORTFOLIOS, INC.

By    /s/ John W. Norton
  ----------------------------
Title:  Vice President


FORTIS SERIES FUND, INC.

By    /s/ John W. Norton
  ----------------------------
Title:  Vice President